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       EXHIBIT NO. 99 - ADDITIONAL EXHIBITS


Included is this Exhibit Number 99 are pages 9 to 14 of the NTS Mortgage Income Fund's Prospectus dated March 31, 1989 which discuss Compensation, Conflicts of Interest and Fiduciary Responsibility and the Glossary of Terms from pages 75 to 81 of NTS Mortgage Income Fund's Prospectus. The text of these pages has been duplicated in type style and font compatible with the other portions of the Fund's Form 10-K Annual Report and suitable for electronic filing with the Securities and Exchange Commission. As a result, although Exhibit 99 contains all of the words contained in the respective sections of the Prospectus, the total text of each page of this Exhibit does not exactly correspond to the total text of the page of the Prospectus from which it is taken.

                               COMPENSATION TABLE

The following table is a description of the compensation and fees which the Advisor and its Affiliates are anticipated to receive from the Fund. These amounts are estimated and were not determined by arm's-length negotiations. Other than as set forth herein, no other compensation is expected to be paid to the Advisor and its Affiliates by the Fund. See "Conflicts of Interest."

                                Method and Amount of Compensation Assuming
Form of Compensation            Minimum Amount/Maximum Amount/Increased
and Entity Receiving                   Maximum Amount
--------------------                   --------------

                                 Organization and Offering Stage

Sales Commissions -
NTS Securities                  Up to 8% of the Gross Proceeds for each
                                Share sold by NTS Securities directly. Up to $120,000/$4,000,000/$8,000,000 if NTS
                                Securities, which acts primarily as a
                                wholesaler, sells all the Shares directly.
                                It is anticipated that a substantial portion of these fees will be paid to Non-Affiliated
                                Participating Dealers.

Non-Accountable
Expense Allowance -
NTS                             Securities    1%   of   the    Gross
                                Proceeds.(1)(2)             $15,000/
                                $500,000/$1,000,000.

                              Operational Stage (3)

Management Expense
Allowance - The Advisor         Relating to services performed for the Fund
                                in an amount equal to 1% of the Fund's Net
                                Assets per annum, payable quarterly(4). The actual amount is not determinable at this time.(5)(6)

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Real Estate Management
Fee - Advisor or its
Affiliates                      5% and 6% of gross revenues from any
                                residential and commercial Real Estate
                                Investments of the Fund, respectively, and properties acquired through foreclosure, plus certain reimbursed expenses, paid monthly. If NTS or an Affiliate does not perform substantially all of the leasing, releasing and leasing related services with respect to a property, the fee payable for that property will be limited to 3% of the gross revenues of the property. A competitive fee may be paid for the one-time initial rent-up or lease-up of a newly constructed property (provided such fee is not already included in the purchase price of the property). In the event industrial or commercial properties are leased on a long-term (defined as at least ten years, excluding renewals) triple net basis, the management fee will be 1% of the gross revenues from such property, except for a one-time initial leasing fee equal to 3% of total base rents payable for the entire lease term (excluding renewals), which amount shall be paid in five equal annual installments. The actual amount is not determinable at this time and the acquisition and development of this type of property is not anticipated by the Fund.(5)(6)

Distributions - NTS and
its Affiliates                  Distributions on Shares acquired pursuant to
                                this Offering on the same basis as
                                distributions paid to other Stockholders.
                                The amount to be received by NTS and its Affiliates as Stockholders is dependent upon the operation of the Fund and will be equivalent to that received by other
                                Stockholders.(6)

Loan Repayments -
Affiliated lenders              Repayment of loans with proceeds from
                                Mortgage Loans made by the Fund.(6)(7)



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Affiliate Indebtedness -
NTS and its Affiliates          Benefits that all shareholders and partners
                                of Affiliated entities receive in
                                conjunction with distributions made on the refinancing of loans made to such entities with proceeds from Mortgage Loans made by the Fund; and benefits from the use of Fund funds as compensating balances.(6)(8)

Service Fees - NTS
Development Corporation
and other Affiliates            Fees paid by Affiliated Borrowers for
                                services performed with proceeds from
                                Mortgage Loans made by the Fund.(6)(9)

                                Liquidation Stage

Subordinated Advisory
Fee - The Advisor               For services in connection with the
                                liquidation of the Fund's investments, a fee equal to 5% of the Capital Proceeds remaining after Stockholders have received
                                (i) Capital Proceeds in an amount equal to 100% of their Original Capital Contributions and (ii) total distributions from all sources in an amount equal to a 15% per annum cumulative, non compounded return on their Adjusted Contributions, to the extent not already received, beginning on the Offering Termination Date. The actual amount is not determinable at this time.(6)

Distributions - The
Advisor On Shares acquired pursuant to this Offering on the same basis as distributions to other Stockholders. The actual amount is not determinable at this time.(5)(6)

(1) The Non-Accountable Expense Allowance to NTS Securities will be paid for overhead expenses such as rent, remuneration for personnel, telephone, travel, marketing and other expenses, related to the Offering. In addition, NTS Securities will receive an Accountable Due Diligence Expense Allowance up to 1/2% of the Gross Proceeds. The Fund will also reimburse NTS Securities for expenses included in the Fund's Organization and Offering Expenses which are also subject to the restriction discussed in footnote 3 below. See "Plan of Distribution."

(2) NTS Securities may reallow a portion of its Non-Accountable Expense Allowance to Participating Dealers. See "Plan of Distribution."


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(3)      Based  on  guidelines  promulgated  by the  North  American  Securities
         Administrators Association, Inc., the annual Operating Expenses of the Fund, including compensation and reimbursement to the Advisor and its Affiliates during the operational stage of the Fund, may not exceed in any fiscal year the greater of (i) 2% of the Fund's Average Invested Assets during such fiscal year or (ii) 25% of the Fund's Net Income
         during  such  fiscal  year.   See  "Business  and   Objectives  of  the
         Fund-Operating Expense Limitations."

         If the Fund acquires a property because of a foreclosure, an Affiliate of the Advisor, subject to such Affiliate qualifying as an "independent contractor" pursuant to the Code, may provide property management services, should such services be required by the Fund, for a fee equal to the usual and customary amounts charged for similar services in the geographic area.

(4) The Advisor's 1% Management Expense Allowance will be increased annually by an amount corresponding to the percentage increase in the Consumer Price Index for all urban consumers ("CPI-AUC")-Louisville or a comparable Consumer Price Index, if any, which increase will in no event result in the Fund's Operating Expenses exceeding the limitation noted in footnote (3) above. The Management Expense Allowance shall exclude amounts paid by the Advisor on behalf of the Fund to third parties.

(5) No Acquisition Fees or Acquisition Expenses will be paid by the Fund in connection with the selection, acquisition, or origination of the Fund's Mortgage Loans and no Acquisition Fees will be paid by the Fund to Affiliated parties in connection with the acquisition of Real Estate Investments. Since it is expected that most if not all Fund Mortgage Loans will be made to Affiliated Borrowers, Affiliates of the Advisor may realize benefits and receive compensation from such Affiliated Borrowers. See "Compensation Table."

(6) The Advisor and its Affiliates cannot accurately estimate this amount. Any such prediction would necessarily involve assumptions of future events or operating results which cannot be made at this time.

(7) Proceeds of loans made by the Fund may be used to repay amounts borrowed from other Affiliated persons, which repayment may benefit the Affiliated lenders. However, this benefit cannot be quantified.

(8) Proceeds of loans by the Fund may be distributed to partners and shareholders of the Affiliated Borrower, and Affiliates may benefit from the economies of scale which may result from contracting for services with the Fund. The value of these benefits cannot be quantified.


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(9)      NTS and its  Affiliates  may  receive  fees for  services  rendered  to
         Affiliated Borrowers which could, in certain instances, be deemed to be from the proceeds of the Fund's Mortgage Loans. These services could
         include  such  items  as  management,   leasing  or  construction   and
         development related fees. For example, NTS Development Corporation, itself and through subsidiaries, will receive fees in connection with the management of the developments which will secure the Initial Fund Investments. The amount of the compensation to be received by NTS Development Corporation, itself and through subsidiaries, in connection with these loans and other properties with which it is engaged is dependent upon many factors including the time period, amount of development undertaken and the actual costs of the development.

                              CONFLICTS OF INTEREST

A majority of the Directors of the Fund will be Independent Directors. Nonetheless, because the Fund's principal activity will be the investment in Mortgage Loans to Affiliated Borrowers and because NTS and its Affiliates are engaged in business activities involving real estate investments and anticipate engaging in additional business activities in the future which may be competitive with the Fund, the relationship between the Fund, the Directors (Affiliated and Independent), the Advisor and its Affiliates will result in various conflicts of interest. In order to resolve these conflicts, all transactions between the Fund and any Director, the Advisor or any of its Affiliates must be approved by a majority of the Independent Directors prior to entering into the transaction. As discussed elsewhere in this Prospectus, the Directors will exercise their fiduciary duties to the Fund and the Stockholders in a manner which is intended to preserve and protect the rights of the Fund and the Stockholders.

(a) Loans to Affiliated Borrowers. The principal purpose of the Fund is to invest in Mortgage Loans secured by properties owned or to be acquired by Affiliated Borrowers (and, to a lesser extent, in Real Estate Investments). Each such Mortgage Loan will be secured by a lien on the property, by an interest in the Borrower or by a similar security interest. In addition, the Guarantor has agreed to guaranty repayment of the Principal of all Junior Mortgage Loans and Temporary Mortgage Loans made to Affiliated Borrowers. The expected terms and conditions of non-specified Mortgage Loans are set forth under "Business and Objectives of the Fund." Transactions entered into between the Fund and the Advisor and its Affiliates are subject to an inherent conflict of interest. The Directors and the Advisor may face certain conflicts of interest in enforcing the rights of the Fund against any Affiliated Borrower.

         The Directors would consider the following factors in resolving certain inherent conflicts of interest:

         (1) When considering an advance of additional funds to an Affiliated Borrower, factors such as projections for the development and operation of the property, market value and market conditions generally and for the type of property anticipated to be developed by

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         the Affiliated  Borrower,  the  creditworthiness and equity interest of the Affiliated Borrower, the current value of the property, the security and the availability of additional collateral.

         (2) In deciding whether to waive a default by an Affiliated Borrower, foreclose on a Mortgage Loan or remedy a default on senior indebtedness, the Directors will consider the nature of the default, its materiality, the anticipated time and expense of pursuing the foreclosure as well as the cost of waiving the default, the anticipated viability of the Affiliated Borrower and the likelihood of the Affiliated Borrower remedying the default within a reasonable time. When considering enforcing a due-on-sale clause, the Directors will review the Fund's anticipated investments and the need for additional funds, as well as market conditions, focusing on the specific intended use of the property and the creditworthiness of the purchaser.

         (3) In establishing the amount of the Interest Reserve to be funded, the Directors will review the expected return on the reserve, the variability of the interest rate on the Mortgage Loan, the outstanding indebtedness, the Affiliated Borrower's anticipated cash flow, the operating history and the appraised value and potential appreciation of the property.

         (4) In determining whether to vary the terms of Mortgage Loans from the anticipated terms specified in the Prospectus, the Directors will review economic and market conditions and focus upon the locale of the property, the availability of additional security to collateralize the loan and the equity that the Affiliated Borrower has invested in the property.

         (5) In considering whether to refinance a property, factors relating to the value of the property compared to the Affiliated Borrower's total debt, the terms of the proposed financing and the Affiliated Borrower's ability to service the total debt, the Fund's participation in the potential appreciation of the property, as well as other investment opportunities available to the Fund will be considered. If the Affiliated Borrower seeks to refinance to prevent a default and subsequent foreclosure, the Directors would consider the factors set forth in (2) above.

(b) Purchase of Real Estate Investments from Affiliates. The Fund may purchase Real Estate Investments from the Advisor and its Affiliates. Any such purchase by the Fund from an Affiliate of the Advisor will require the receipt of an appraisal evidencing the property's fair market value and must be at a price not exceeding the lesser of the fair market value of the property or its cost to the Affiliate increased by amounts expended to improve and hold the asset through its sale to the Fund (unless the Directors, including a majority of the Independent Directors, determine that substantial justification exists for an increased amount but in no event exceeding the Appraised Value). The Fund will also obtain an opinion of a qualified, Independent Advisor that the terms of such purchase are as fair

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to the Fund as would be available from an unaffiliated  party. In addition,  any such transaction must be approved by a majority of the Independent Directors of the Fund.

(c) Provision of Property Management Services by Affiliates. Affiliates of NTS manage certain of the properties owned by Affiliates and are anticipated to provide management services with regard to Real Estate Investments acquired by the Fund. Any such agreement will be on terms no less favorable to the Fund than those customarily required for similar services in the areas in which the Real Estate Investments are located and will be terminable by either party without penalty upon 60 days prior notice. Although the affiliated property management entity may provide services to Affiliates as well as the Fund, NTS believes that it has sufficient personnel and resources to adequately manage the Real Estate Investments.

(d) Receipt of Opinion of Independent Advisor. In connection with the making of any Mortgage Loan to an Affiliated Borrower the Independent Directors are required to obtain an opinion from an independent advisor that the proposed Mortgage Loan is as fair and at least as favorable to the Fund as a Mortgage Loan to a Non-Affiliated borrower in similar circumstances. The Independent
Advisor's fees will generally be paid by the Affiliated Borrower. The Independent Advisor may face certain conflicts of interest in rendering its opinion due to the fact that its fees may be paid by the Affiliated Borrower. However, the opinion of the Independent Advisor will be requested by and rendered to the Fund.

(e) Competition by Affiliates for Real Estate and Mortgage Loan Investments. Existing, contemplated and future real estate investment entities managed or advised directly or through Affiliates of the Advisor, as well as other real estate investment entities in which Affiliates of the Advisor are participants, may compete for and with the Fund for Real Estate and Mortgage Loan Investments. If at the time the Fund is actively seeking to acquire a Real Estate or Mortgage Loan Investment, the Advisor and its Affiliates or any entity managed or advised by any of them (a "Competing Entity"), are also seeking to acquire such an investment, and an opportunity to acquire such an investment arises, the Advisor will initially review the portfolio of the Fund and of the Competing Entities and will determine whether or not such investment should be acquired by the Fund or such Competing Entity based upon such factors as cash flow, investment objectives, borrowing limitations, type and location of the Real Estate or the collateral property for the Loan, proposed loan or acquisition terms, economic conditions around the location of the property, risks associated with acquisition of the property, the estimated income tax effects of the purchase and operation on each such Competing Entity, the amount of funds available and the length of time such funds have been available for investment. In the event that an investment opportunity appears equally appropriate for the Fund and one or more Competing Entities, the acquisition or Loan will be made by the entity which first had uninvested funds available to make the acquisition or Mortgage Loan, or if the Fund and a Competing Entity have had available funds for equal periods, the entity which has the greatest amount of time weighted funds available for the acquisition of properties or the making of a Mortgage Loan.

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(f) Provision of Services.  The Fund will not have  independent  management  and will rely on the Advisor and its Affiliates for the day-to-day management of the operations of the Fund, subject to the direction of the Board of Directors. These Affiliates (including officers and directors) will have conflicts of interest in allocating management time, services and functions among the various Affiliated publicly-held and privately-held entities and any other entities which they have or may organize. Furthermore, there is no prohibition from having an interest, direct or indirect, in entities which will be engaged to provide services to the Fund. The Advisor and its Affiliates believe they have
sufficient   staff   personnel  to  be  fully  capable  of   discharging   their
responsibilities to all entities to which they are responsible and to ensure that any conflicts which other relationships may create will be dealt with fairly. The officers of the Affiliates of the Advisor will devote such time to the affairs of the Fund as they, within their sole discretion, exercised in good faith, determine to be necessary to carry out their obligations. These conflicts will be reviewed by Directors and if they determine that the Advisor or its Affiliates are not satisfactorily performing their duties the Agreement in question will not be renewed. See "Management."

(g) Non-Arm's Length Agreements. The following factors will lessen the conflicts that result because the agreements made by the Fund with the Advisor and its Affiliates are not a result of arm's length negotiations: (i) such agreements and arrangements are subject to approval by a majority of the Independent Directors; (ii) the offering is registered in all states and the Fund is therefore subject to specific state securities laws as well as the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association, Inc. or NASD rules, which limit fees and the amount of the Fund's Operating Expenses, including compensation to the Selling Agent and Advisor; and (iii) the Advisor's performance will be affected by other lending programs being offered in the marketplace with which the Fund will compete.

(h) Common Representation. Shefsky, Saitlin & Froelich, Ltd. ("Counsel") represents the Fund, the Advisor and the Selling Agent in connection with this Offering. Counsel may in the future act as counsel to NTS and its Affiliates in connection with other matters. In addition, Counsel is expected to represent the Fund in connection with its future activities. There is a possibility that in the future the interests of the various Affiliated parties may become adverse and, under the Code of Professional Responsibility of the legal profession Counsel may be precluded from representing any one or all of such parties. If any situation arises in which the interests of the Fund appear to be in conflict with those of the Advisor, its Affiliates or the Selling Agent, the Independent Directors will decide whether separate counsel should be retained by the Fund to assure that the interests of the Fund are adequately protected. (i) Computation and Payment of Incentive or Gross Receipts Interest. There may be conflicts between the Fund and an Affiliated Borrower in establishing Incentive interest or Gross Receipts Interest, which is based on either the increase in value ("Increase in Value") of the property securing the loan or the Gross Receipts from the sale of the property. The Fund will resolve this conflict by requiring that a majority of the Independent Directors

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approve each Mortgage Loan to an  Affiliated  Borrower and that the  Independent
Advisor issue a fairness opinion for each such Mortgage Loan. In joint ventures, the Fund's right to participate fully in the Increase in Value will be affected
if  the   Non-Affiliate   prohibits   the  Fund   from   participating   in  the
Non-Affiliate's share in the Increase in Value. In such a case, the Fund may only be entitled to a percentage interest in the Affiliate's share in the Increase in Value. A conflict arises because the Affiliate might agree to the Non-Affiliate's insistence on this reduced amount of Incentive Interest or Gross Receipts Interest in exchange for some other concession that benefits the Affiliate but not the Fund. In addition, because the Fund's Mortgage Loans will generally be prepayable by the Affiliated Borrowers, the possibility exists that Mortgage Loans may be prepaid in a manner intended to minimize Gross Receipts or Incentive Interest due to the Fund. The Board will monitor such prepayments and, if necessary, modify the terms of Mortgage Loans.

(j) Joint Investments with Affiliates. To the extent the Fund enters into joint investments with Affiliates, there may under certain circumstances be risks not otherwise present, including, for example, risks associated with the possibility that the Fund's joint venturer might become bankrupt, and that such joint venturer may at any time have economic or business interests or goals which are inconsistent with the interests or goals of the Fund. Prior to entering into joint investments with an Affiliate, the Fund is required to obtain the approval of a majority of Directors, including a majority of Independent Directors, which approval must find that the joint investment is fair and reasonable to the Fund and on substantially the same terms and conditions as those of the other Affiliates participating in the joint investment.

(k) Other Transactions and Affiliates. The Fund may make a Mortgage Loan which is secured by a property in which an Affiliate of the Advisor also has a security interest. In such case, the Advisor would face certain conflicts of interest in the event of a default on the investment if, by enforcing the Fund's rights, the Affiliated entity's interest in the property would be lost. The Fund may also have conflicts of interest in negotiating the terms of a Mortgage Loan with an unaffiliated entity if such entity is negotiating to purchase a property from an Affiliate of the Advisor. Furthermore, if the Advisor or its Affiliates acquire properties which are adjacent to properties or other activities in which the Fund has an interest as a mortgagee or otherwise, there could be conflicts because the properties may be enhanced by the development of the properties in which the Fund holds an interest.

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(l)  Purchase  of  Adjacent  Properties.  In the event  that the  Advisor or its
Affiliates acquire a property which is adjacent to properties or other activities in which the Fund has an interest, there could be conflicts of interest due to the potential that the adjacent property could be enhanced by the improvement of the property in which the Fund has an interest. Neither the Advisor nor its Affiliates have any current intention to acquire properties adjacent to those in which the Fund will hold an interest.

(m) Receipt of Commissions, Fees and Other Compensation by the Advisor and its Affiliates. The Advisor and its Affiliates will be subject to a conflict of interest in recommending investments and in structuring these investments. The Fund will retain an Independent Advisor to render an opinion regarding the choice and structure of an investment prior to making a Mortgage Loan to an Affiliated Borrower or purchasing property from an Affiliate. See "Business and Objectives of the Fund-Independent Advisor."

(n) Selling Agent. The Selling Agent is a wholly-owned subsidiary of the Sponsor and will therefore experience a conflict in performing its obligation to exercise due diligence with respect to the statements made in the Prospectus. This due diligence review cannot be considered independent although NTS Securities believes that such due diligence has in fact been exercised. However, NTS Securities is subject to potential liability under the Securities Act of 1933.

(o) Initial Fund Investments. The Fund has stated that it intends to invest in the initial Fund Loans as discussed under "Specified Investments." These Mortgage Loans will be made to Affiliated Borrowers and will be secured by a lien on the underlying property, by an interest in the Borrower or by similar security interest. These Mortgage Loans are expected to generate Regular Interest as well as either Incentive Interest or Gross Receipts Interest. The Initial Fund Loans are to be made to Affiliates of the Fund and will be subject to an inherent conflict of interest, including a conflict over the order in which the Initial Fund Loans are made, a desire on the part of the Affiliated Borrower to retire the Mortgage Loan early to avoid the payment of increased Incentive Interest or Gross Receipts Interest and a conflict in negotiating any modifications to the terms of the Mortgage Loans subsequent to their initial funding. The Fund believes that it has mitigated these conflicts of interest by the requirement that a majority of the Independent Directors approve any changes in the terms of a Mortgage Loan as well as requiring the opinion of an Independent Advisor prior to funding a Mortgage Loan.

                            FIDUCIARY RESPONSIBILITY

Consistent with the duties and obligations of, and limitations on, the Directors, as set forth in the Fund's Organizational Documents and under the laws of Delaware, the Directors are accountable to the Fund and the Stockholders as fiduciaries and are required to perform their duties in good faith in a manner which each Director believes to be in the best interests of the Fund and the Stockholders with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. However, the Organizational Documents and the

Advisory Agreement provide that the Directors, the Advisor and their Affiliates will be indemnified against certain liabilities incurred in connection with serving in such capacities. Generally, any such person will be entitled to indemnification if (i) such person has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Fund, (ii) such liability or loss was not the result of negligence or misconduct by such person, and (iii) such indemnification is recoverable only out of the assets of the Fund and not from the Stockholders.

Notwithstanding the foregoing, indemnification will not be allowed for any liability imposed by judgment arising from or out of a violation of state or federal securities laws. Indemnification will not be allowed for losses, liabilities, settlements and related expenses of lawsuits alleging securities law violations unless a court (i) approves the settlement and finds that indemnification of the settlement and related costs should be made, or (ii) approves indemnification of litigation costs if there has been a dismissal with prejudice or a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee.

To the extent that any provision concerning indemnification or limitation of liabilities applies to liabilities arising under the Securities Act of 1933, the Fund has been advised that, in the opinion of the Securities and Exchange Commission, such provisions are contrary to public policy and therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such person in connection with the offering of the Shares (other than for the payment by the Fund of expenses incurred or paid by a Director or any of his agents in the successful defense of any action, suit or proceeding), the Fund will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                    GLOSSARY

"Accountable Due Diligence Expense Allowance" shall mean an amount equal to 1/2% of the Gross Proceeds payable to the Selling Agent as reimbursement for its accountable expenses incurred in connection with bona fide due diligence activities.

"Acquisition Expenses" shall mean expenses related to the Fund's selection of and investment in, Mortgage Loans and Real Estate Investments (whether or not made), including but not limited to legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, title insurance and miscellaneous other expenses.

"Acquisition Fees" shall mean the total of all fees and commissions, however designated, paid by any party in connection with the making or investing in Mortgage Loans or Real Estate Investments.

"Adjusted Contribution" shall mean the Original Capital Contribution paid by the original purchaser of a Share, reduced by the total cash distributed with respect to such Share from Capital Proceeds.

"Advisor" shall mean NTS Advisory Corporation, a Delaware Corporation which will serve as the initial investment advisor and administrator of the Fund, or any successor Advisor selected by the Directors, or any person or entity to which the Advisor subcontracts substantially all of its administrative functions.

"Advisory  Agreement" shall mean the agreement between the Fund and the Advisor,
pursuant  to  which  the  Advisor  will  act  as  the  investment   advisor  and
administrator of the Fund.

Affiliate" shall mean (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such other person, (iii) any officer, director, trustee or general partner of such person or (iv) if such other person is an officer, director, trustee or partner of another entity, then the entity for which that person acts in any such capacity.

"Affiliated Borrower" shall mean Affiliates of NTS which obtain a Mortgage Loan from the Fund.

"Affiliated Directors" shall mean those Directors who are not Independent Directors.

"Appraised Value" of a Real Estate Investment or the Real Estate securing a Mortgage Loan shall mean the value of the subject Real Estate at a specified point in time as determined by an MAI Appraisal acceptable to the Directors.

"As-Built Appraised Value of the Property" shall mean (i) for Development Loans, Residential Land Development Loans and Commercial Land Development Loans, the land portion of the appraised value of the mortgaged property, and (ii) for Construction Loans, the appraised value of the mortgaged property (as determined by MAI Appraisal), in each case including improvements to be made by the Borrower, taking into account the Borrower's planned construction and development of the property.

"Average Invested Assets" shall mean for any period, the average Total Assets of the Fund invested, directly or indirectly, in Mortgage Loans and Real Estate Investments, before reserves for bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

"Below Market Interest Obligation" shall mean any note, agreement, contract or other obligation pursuant to which a purchaser agrees to make periodic payments in respect of the Real Estate purchased, which provides for the payment of interest in respect of the amount due at a rate which is lower than an interest rate 400 basis points below the then applicable Prime Rate.

"Board of Directors" shall mean all of the Directors having been duly elected or otherwise properly in office pursuant to the Organizational Documents.

"Borrower" shall mean any person, including an Affiliated Borrower, which obtains a Mortgage Loan from the Fund.

"Bylaws" shall mean the Bylaws of the Fund, as they may be amended from time to time.

"Capital Proceeds" shall mean the net cash realized from the repayment, retirement, refinancing, sale or other disposition of the Fund's Real Estate
Investments and Mortgage Loan investments, including payments of Principal, Interest Reserve, Gross Receipts Interest and Incentive Interest, but excluding Points and Regular Interest, after reduction for the following: (i) payment of all expenses related to the transaction; (ii) payment of all debts and obligations of the Fund arising from or otherwise related to the transaction, including fees to the Advisor or its Affiliates; and (iii) any amount set aside by the Advisor for working capital reserves; provided, however, that proceeds from a disposition of a Fund investment shall not be deemed to be "Capital Proceeds" to the extent such proceeds are reinvested by the Fund and not distributed to Stockholders.

"Cash Flow Guaranty" shall mean the obligation of the Guarantor to provide investors, directly or indirectly, a minimum return (from all sources) equal to an annual 12% cumulative, non-compounded, return on their Original Capital Contributions during the Cash Flow Guaranty Period.

"Cash Flow Guaranty Period" shall mean the period beginning with the 90th day following the Initial Closing and ending upon the later of two years thereafter or one year following the Offering Termination Date.

"Certificate of Incorporation" shall mean the certificate of incorporation filed by the Fund in Delaware, as it may be amended from time to time.

"Code"  shall  mean  the  Internal   Revenue  Code  of  1986,  as  amended,   or
corresponding provisions of any successor legislation.

"Commercial Land Development Loan" shall mean a Mortgage Loan, secured by unimproved or partially improved real property subject to a development plan, obtained by a Borrower for the purpose of acquiring, carrying and improving the parcel through pre-development and in certain instances development activities, including, without limitation, the construction of infrastructure and other improvements necessary to prepare the parcel for the construction of commercial or industrial developments, including zoning, planning and construction of amenity packages, and landscaping, for resale (or in limited cases, lease) in the ordinary course of business of the Borrower or an Affiliate.

"Construction Loan" shall mean a Mortgage Loan obtained by a Borrower for the purpose of constructing improvements on real property.

"Dealer Property" shall mean property held primarily for sale to customers in the ordinary course of one's trade or business.

"Dealers" shall mean the Participating Dealers and the Selling Agent.

"Deficiency Dividend" shall mean a distribution of the Fund within the meaning of Section 859(d) of the Code.

"Delaware Corporation Statute" shall mean the General Corporation Law of the State of Delaware, as it may be amended from time to time.

"Development Loan" shall mean a Mortgage Loan obtained by a Borrower for the purpose of acquiring, carrying and engaging in pre-development and development activities with respect to real property prior to the construction of improvements thereon, which activities shall include, without limitation, engineering, zoning, planning and construction of common area and amenities including the construction of clubhouses, pools, etc., but shall exclude Residential and Commercial Land Development Loans.

"Directors" shall mean, as of any particular time, Directors holding office under the Certificate of Incorporation and Bylaws at such time, whether they are the Directors named therein or additional or successor Directors appointed by the initial Board of Directors or duly elected by the Stockholders.

"Dividend Reinvestment Plan" or "Plan" shall mean the plan pursuant to which Stockholders may direct that cash distributions otherwise payable to them from the Fund with respect to Shares owned by them be delivered instead to the Reinvestment Agent, who is directed, pursuant to the terms of the plan, to acquire additional Shares with such cash.

"Escrow Agent" shall mean Liberty National Bank & Trust Company of Louisville, Kentucky, or any other entity selected by the Directors to serve as escrow agent for the Fund.

"Escrow Guaranty" shall mean the Guarantor's obligation to advance to the Fund, directly or indirectly, the amount necessary to supplement the interest generated by subscription proceeds so as to provide subscribers with an 8% annual, non-compounded return on their subscriptions, calculated from the date the subscriber's proceeds were deposited in the escrow account through the 89th day following the Initial Closing Date (or if the Minimum Number of Shares is not sold, through the date on which the proceeds are released from the escrow account).

"Federal Funds Rate" shall mean the average of the prior month's rate at which reserves are traded among commercial banks for overnight use in amounts of one million dollars or more, as published in the Federal Reserve Statistical Release H.15(519), or, in the event that such a release does not exist, "Federal Funds Rate" shall mean that announced in the Wall Street Journal, or its successor, as it shall change from time to time.

"First Mortgage Loans" shall refer to Mortgage Loans which have as security a first mortgage or first priority lien on the collateral property.

"Foreclosure Property" shall mean real property (including interests in real property), and any personal property incident thereto, which is acquired by the Fund as the result of a bid in foreclosure, or by agreement or legal process, following a default (or where a default was imminent) on a lease of the property or on an indebtedness secured by such property.

"Foreign Investor" shall mean a nonresident alien, a foreign corporation or an entity consisting of such persons.

"Fund" shall mean NTS Mortgage Income Fund, a Delaware corporation, or any successor thereto.

"Funds Available for Investment" shall mean the Gross Proceeds to be Raised in this Offering ($100,000,000) plus an amount equal to the aggregate borrowings which the Fund is authorized to make (300% of Net Assets).

"Gross Proceeds" shall mean the aggregate Original Capital Contributions of all Stockholders.

"Gross Proceeds to be Raised" shall mean $100,000,000.

"Gross Receipts" shall mean, with regard to (i) any Real Estate serving as collateral for a Mortgage Loan the record title to which has been conveyed to the purchaser, the total fair market value of the consideration, inclusive of the face amount of the notes or other payment obligations received by an Affiliated Borrower from the sale of such Real Estate, without reduction for any costs or expenses incurred in connection with the sale, development or improvement of the Real Estate, real estate commissions or other closing expenses, but net of amounts to be repaid or credits allowed to the purchaser such as builder discounts or rebates, landscaping allowances or similar expenses as well as any sale or transfer tax imposed on the transaction, provided, however, that Gross Receipts shall not include the face amount of any Below Market Interest Obligation, and (ii) any Real Estate serving as collateral for a Mortgage Loan which the Borrower has agreed to sell to a purchaser but as to which the record title has not been conveyed to the purchaser or which has been conveyed to the purchaser in exchange for a Below Market Interest Obligation, the amount of cash received by the Affiliated Borrower as and when received.

"Gross Receipts Interest" shall mean, with respect to a Mortgage Loan secured by Real Estate held for sale in the ordinary course of business, an amount equal to a specified percentage of the Affiliated Borrower's Gross Receipts from the sale of the underlying Real Estate received during the term of the Mortgage loan. "Guarantor" shall mean NTS Guaranty Corporation, a Delaware corporation or any successor thereto.

"Incentive Interest" shall mean the Fund's share in the Increase in Value of a property securing a Mortgage Loan and shall be payable in connection with Mortgage Loans secured by Real Estate not held for sale in the ordinary course of business.

"Incentive Interest Agent" shall mean the independent party authorized to receive Incentive Interest payments from Borrowers and pay to the Fund the amount of such payments to which it is entitled, with the remainder of such payments to be returned to the Borrowers.

"Increase in Value" shall mean the difference between the Appraised Value of a property at the time of funding a Mortgage Loan and the Appraised Value of such property (or the fair market value of the consideration received in the case of a sale) upon the earlier of the maturity of the Mortgage Loan or the sale or refinancing of the collateral property, net of the actual cost incurred in connection with the improvement of the collateral property since the date of the funding of the Mortgage Loan. For purposes of this definition, the phrase
"actual cost incurred" shall refer to all costs paid by the Borrower to Affiliated and Non-Affiliated parties in connection with the acquisition, holding, ownership, or development or improvement of the property, including without limitation, costs of acquiring and financing the property.

"Increased Maximum Number of Shares" shall mean 5,000,000 Shares in this public offering.

"Independent Advisor" shall mean Laventhol and Horwath or any alternative person selected by the Independent Directors to provide an opinion concerning the fairness of the terms of proposed Mortgage Loans to Affiliated Borrowers and acquisitions of Real Estate Investments from Affiliates.

"Independent Directors" shall mean the Directors who: (i) are not Affiliated, directly or indirectly, with the Advisor, whether by ownership of, ownership interest in, employment by, any business or professional relationship with, or service as an officer or director of, the Advisor or its Affiliates; (ii) do not serve as a director or trustee for more than two other REITs organized by the Advisor or its Affiliates; and (iii) perform no other services for the Fund, except as Directors. An indirect relationship shall include circumstances in which the immediate family of a Director has one of the foregoing relationships with the Advisor or the Fund.

"Initial Closing Date" shall mean the date on which the first closing for Shares sold pursuant to the Prospectus occurs.

"Initial Fund Investments" shall mean those investments which the Fund has specified as of the date of this Prospectus being the Fawn Lake Loan, Orlando Lake Forest Loan, the Louisville Lake Forest North Loan and the Blankenbaker Crossings Loan.

"Interest Reserve" shall mean the amount loaned or committed to be loaned to a Borrower to Fund the Borrower's projected future payments of Regular Interest to the Fund and upon which Regular Interest shall be charged once disbursed.

"Investable Proceeds" shall mean the Gross Proceeds less Organization and Offering Expenses, plus an amount equal to the outstanding borrowings of the Fund, exclusive of borrowings made in connection with Real Estate Investments.

"IRA"  shall mean an  Individual  Retirement  Account  established  pursuant  to
Section 408 of the Code or any successor provision.

"Junior Mortgage Loan" shall refer to any Mortgage Loan which is subordinate to another mortgage or deed of trust secured by the collateral real property and shall exclude Temporary Mortgage Loans and loans which are outstanding and being "phased-in" pending full funding of a First Mortgage Loan.

"Junior Mortgage Loan Guaranty" shall mean the Guarantor's obligation to pay the Fund the Principal amount of any Junior or Temporary Mortgage Loan on which the Affiliated Borrower has defaulted.

"Land Acquisition Loans" shall mean a Mortgage Loan obtained by a Borrower for the purpose of acquiring Unimproved Real Property.

"Loan" shall mean a Mortgage Loan or Temporary Mortgage Loan made by the Fund.

"MAI Appraisal" shall mean an appraisal made by a member in good standing of the American Institute of Real Estate Appraisers.

"Majority Vote" shall mean the vote or consent in person or by proxy of Stockholders owning more than 50% of the outstanding Shares.

"Management Expense Allowance" shall mean a non-accountable expense allowance relating to services performed for the Fund (but excluding amounts paid by the Advisor on behalf of the Fund to third parties) in an amount equal to 1% of the Fund's Net Assets, per annum, payable quarterly to the Advisor which may be increased annually by an amount corresponding to the percentage increase in the Consumer Price Index for all urban consumers-Louisville or a comparable consumer price index, which increase will in no event cause the Fund's Operating Expenses to exceed the limitation imposed by the Bylaws.

"Maximum Number of Shares" shall mean 2,500,000 Shares in this public offering.

"Minimum Number of Shares" shall mean 75,000 Shares to at least 100 independent investors in this public offering.

"Mortgage Loans" shall mean Residential Land Development Loans, Commercial Land Development Loans, Permanent Mortgage Loans, Construction Loans, Development Loans and Land Acquisition Loans evidenced by notes, debentures, bonds and other evidences of indebtedness or obligations (other than Temporary Mortgage Loans made by the Fund) which are secured or collateralized by: (i) interests in real property; (ii) other beneficial interests essentially equivalent to a mortgage on real property; or (iii) interests in partnerships, joint ventures, or other entities which own real property.

"NASD" shall mean the National Association of Securities Dealers, Inc.

"NASDAQ" shall mean the nationwide automated quotations system operated by the NASD.

"Net Assets" shall mean the Total Assets (other than intangibles) at cost before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly according to generally accepted accounting principles on a basis consistently applied.

"Net Income" for any period shall mean total revenues applicable to such period as determined for federal income tax purposes, less the expenses applicable to such period, other than additions to reserves for bad debts or other similar non-cash reserves. In connection with the calculation of any incentive type fee, Net Income, for purposes of calculating Operating Expenses, shall not include the gain from the sale of the Fund's assets.

"Non-Accountable Expense Allowance" shall mean an amount equal to 1% of the Gross Proceeds payable to the Selling Agent as reimbursement for its non-accountable sales and other expenses incurred in connection with the offer and sale of Shares.

"Non-Affiliate" shall mean persons who are not Affiliates.

"NTS" shall mean NTS Corporation, a Delaware corporation which is the Sponsor for the Fund.

"Offering Termination Date" shall mean the date on which the last closing for Shares sold pursuant to the Prospectus occurs which shall occur either one year from the date of this Prospectus subject to increase for up to an additional year in the discretion of the Board of Directors and subject to compliance with applicable state and federal laws.

"Operating Expenses" shall mean all operating, general and administrative expenses of the Fund as determined under generally accepted accounting principles, including but not limited to rent, utilities, capital equipment, salaries, fringe benefits, travel expenses, the Management Expense Allowance, expenses paid by third parties to the Advisor and its Affiliates based upon its relationship with the Fund (e.g. loan administration, servicing, engineering and inspection expenses) and other administrative items, but excluding the expenses of raising capital, interest payments, taxes, non-cash expenditures (e.g. depreciation, amortization, bad debt reserve), the Subordinated Advisory Fee and the costs related directly to a specific Mortgage Loan or Real Estate Investment by the Fund, such as expenses for originating, acquiring, servicing or disposing of said specific Real Estate Investment or a Mortgage Loan.

"Organization and Offering Expenses" shall mean those expenses payable by the Fund in connection with the formation, qualification and registration of the Fund and in marketing, distributing and processing Shares, including any Sales Commissions, Non-Accountable Expense Allowance, Accountable Due Diligence Expense Allowance, and any other expenses actually incurred and directly related to the registration, offering and sale of Shares, including such expenses as:
(a) fees and expenses paid to attorneys in connection with the offering; (b) registration fees, filing fees and taxes; (c) the costs of qualifying, printing, amending, supplementing, mailing and distributing the Fund's Registration Statement and Prospectus, including telephone and telegraphic costs; (d) the costs of qualifying, printing, amending, supplementing, mailing and distributing sales materials used in connection with the issuance of Shares, including telephone and telegraphic costs; (e) remuneration of officers and employees of the Advisor and its Affiliates while directly engaged in marketing, distributing, processing and establishing records of Shares and establishing records and paying Sales Commissions; and (f) accounting and legal fees and expenses incurred in connection therewith to the Advisor or its Affiliates.

"Organizational Documents" shall mean the Fund's Certificate of Incorporation and By-Laws, as they may be amended from time to time.

"Original Capital Contribution" shall mean the amount of $20.00 for each Share, which amount shall be attributed to such Share in the hands of subsequent holders thereof.

"Participating Dealers" shall mean members in good standing of the National Association of Securities Dealers, Inc., ("NASD") engaged by the Selling Agent to offer and sell Shares on a "best efforts" basis, as well as certain selected foreign broker dealers, who are not eligible for membership in the NASD, who agree to abide by the provisions of Section 25 of the NASD Rules of Fair Practice.

"Permanent Mortgage Loans" shall mean notes, bonds and other evidences of indebtedness or obligations (other than temporary investments made by the Fund) which are secured or collateralized by interests in (i) income producing real property, (ii) other beneficial interest essentially equivalent to a mortgage on income producing real property or (iii) partnerships, joint ventures or other entities which own income producing real property. Such Mortgage Loans may be Junior or First Mortgage Loans and will generally have terms of between three and five years, subject to extension for up to two two-year periods.

"Points" shall mean the fee payable to the Fund at the time funds are advanced under a Mortgage Loan.

"Prime Rate" shall mean the rate of interest as published in the Federal Reserve Statistical Release H.15(519), as it shall change from time to time. In the event that such a release does not exist, "Prime Rate" shall mean the prime lending rate as published in the Wall Street Journal, or its successor.

"Principal" shall mean the funds loaned to a Borrower, excluding the amount of the Interest Reserve.

"Prohibited Transaction" shall mean the sale of Dealer Property other than both Foreclosure Property and certain Dealer Property held by the Fund for at least four years.

"Prospectus" shall mean the final prospectus of the Fund with respect to the offer and sale of Shares filed with the Securities and Exchange Commission as part of the Fund's Registration Statement on Form S-11, as amended.

"Qualified Plans" shall mean qualified pension, profit-sharing and other employee retirement benefit plans (including Keogh [HR 10] plans) and trusts, bank commingled trust funds for such plans and individual retirement accounts.

"Real Estate" shall mean all real properties or any interest therein acquired directly or indirectly by the Fund, including real properties acting as collateral for Mortgage Loans.

"Real Estate Investments" shall mean direct or indirect equity investments by the Fund in all forms in Real Estate, and shall exclude investments in Mortgage Loans as well as any investments in Mortgage Loans characterized as equity investments for financial accounting purposes.

"Regular Interest" shall mean the rate of interest payable periodically on a Mortgage Loan, as determined by the Board of Directors at the beginning of each Mortgage Loan or any extension thereof.

"Regular Interest Rate" shall mean the rate of interest payable periodically on a Mortgage Loan and shall be equal to (i) 500 basis points and 300 basis points in excess of the rate on a treasury obligation having a maturity substantially similar to that of the Mortgage Loan for fixed rate Junior and

First Mortgage Loans, respectively, and 400 basis points and 200 basis points in excess of the Prime Rate, or 570 basis points and 370 basis points in excess of the Federal Funds Rate, for variable rate Junior and First Mortgage Loans, respectively.

"Reinvestment  Agent"  shall  mean  NTS  Depositary   Corporation,   Louisville,
Kentucky, or its successor as agent for the dividend reinvestment plan.

"REIT" and "real estate investment trust" shall mean a real estate investment trust as defined in Sections 856 to 860 of the Code.

"REIT  Qualifying  Investment"  shall mean an investment in assets  described in
Section 856(c)(5) of the Code, or any successor provision.

"REIT Taxable Income" shall mean the taxable income as computed for a corporation which is not a REIT: (i) without the deductions allowed by Code Sections 241 through 247, 249 and 250 (relating generally to the deduction for dividends received); (ii) excluding amounts equal to (a) the net income from foreclosure property and (b) the net income derived from prohibited transactions; and (iii) deducting amounts equal to (a) any net loss derived from prohibited transactions, (b) the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% and/or 75% gross income tests and (c) the dividends paid, computed without regard to the amount of the net income from foreclosure property which is excluded from REIT Taxable Income.

"Residential Land Development Loan" shall mean a Mortgage Loan obtained by a Borrower for the purpose of acquiring, carrying, improving, through pre-development, development and sale, the underlying real estate, including, without limitation, engineering, zoning, planning and construction of common areas and amenity packages, necessary to prepare the parcel and its individual sites for the construction of homes (and in limited circumstances minor portions for commercial purposes) and the sale of such sites in the ordinary course of business of the Borrower or an Affiliate.

"Sales Commissions" shall mean an amount equal to 8% of the Gross Proceeds from the sale of each Share, subject to certain discounts, payable to the Dealers who sell such Shares.

"Selling Agent" shall mean NTS Securities, Inc.

"Shares" shall mean the Fund's shares of common stock with a par value of $0.001.

"Sponsor" shall mean NTS Corporation, a Kentucky corporation, or any person directly or indirectly instrumental in organizing, wholly or in part, the Fund or any person who will manage or participate in the management of the Fund, and any Affiliate of any such person, but excluding (i) a person whose only relationship with the Fund is that of an independent property manager and whose only compensation is as such, and (iii) wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.



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"Stockholders"  shall mean as of any particular  time the registered  holders of outstanding Shares at such time.

"Subordinated Advisory Fee" shall mean the fee payable to the Advisor or its Affiliates for services in connection with the liquidation of the Fund's investments, equal to 5% of the Capital Proceeds remaining after distributions to Stockholders from all sources in an amount equal to 100% of their Original Capital Contribution plus a 15% per annum cumulative, non-compounded return on their Adjusted Contributions to the extent not already paid, beginning on the Offering Termination Date.

"Supplemental Interest" shall mean the amount, if any, in excess of Regular Interest, Points, Incentive and Gross Receipts Interest, other cash balances available for distribution in the discretion of the Board of Directors, and all other cash receipts of the Fund net of all cash expenditures of the Fund, that Affiliated Borrowers shall pay the Fund to enable it to make quarterly distributions to Stockholders equal to an annual 12% cumulative, non-compounded return on their Original Capital Contributions during the Cash Flow Guaranty Period.

"Temporary Investments" shall refer to those investments made by the Fund pending the receipt of sufficient Investable Proceeds to fund the Initial Fund Investments, or reinvestment in later Fund loans.

"Temporary Mortgage Loan" shall refer to any temporary mortgage loan investment made by the Fund to an Affiliated Borrower pending investment or reinvestment in a Mortgage Loan if such Temporary Mortgage Loan (i) matures within one year of making the loan subject to any extension in the discretion of the Board of Directors (ii) is anticipated to generate yields higher than other temporary investments, (iii) is approved by a majority of the Independent Directors, and
(iv) constitutes a REIT qualifying investment.

"Tax-Exempt Entities" shall mean Qualified Plans and other entities exempt from federal income taxation, such as endowment funds and foundations and charitable, religious, scientific or educational organizations.

"Total Assets" shall mean the book value of all assets of the Fund, determined in accordance with generally accepted accounting principles.

"Transfer Agent" shall mean an independent national agent selected by the Directors or any entity designated at some later date.

"Treasury Rate" shall mean the rate of interest paid on United States Treasury investments, as published in the Federal Reserve statistical Release H.15(519), as it shall change from time to time, having a maturity substantially similar to that of the Mortgage Loan; in the event that such a release is not published, any other nationally-recognized publication. If there is more than one such treasury investment, then the rate of that investment priced closest to par shall be used; provided, however, that this definition may be modified with the approval of a majority of the Directors, including a majority of the Independent Directors.


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"Unimproved  Real Estate"  shall mean  property  which has each of the following three characteristics: (i) it was not acquired for the purpose of producing rental or other operating income; (ii) there is no development or construction in process on such land, and (iii) there is no development or construction planned in good faith to commence on such land within one year.


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